Exhibit 24(b)(4.29)
ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract, and the Certificate, if applicable, are endorsed as follows:
All references to Fixed Plus Account II are deleted and replaced by the term "Fixed Plus Account IV".
1.	The following provision is added to the Contract Schedule I Section:
Equity Wash Provision
The Equity Wash Restrictions and Limitations provision does apply to the Contract.
2.	The following is added to the Definitions Section:
Competing Investment Options
A Competing Investment Option is any Investment Option which:
(a) Provides a direct or indirect guarantee of investment performance guarantee;
(b) Is, or may be, invested primarily in assets other than common or preferred stock;
(c) Is, or may be, invested primarily in financial vehicles (such as mutual funds, trusts or insurance contracts) which are invested primarily in assets other than common or preferred stock;
(d) Is available through a self-directed brokerage arrangement; or
(e) Is any fund with similar characteristics to the above.
3.	The definition of Investment Options found in the Contract is deleted and replaced with the following:
Investment Options
Any investment vehicle, including but not limited to mutual funds and annuity contracts, where Plan assets are or may be invested, transferred, or rolled over. Upon request, the Contract Holder must provide the Company with a copy of any prospectus, or other disclosure material, for any Investment Option offered by the Plan to Participants and any contractual agreement between an Investment Option provider and the Contract Holder.
4.	The following is added to Section 4. Fixed Plus Account IV:
Equity Wash Restrictions and Limitations Provision (for Participants)
The Equity Wash Restrictions and Limitations Provision will apply to Participants as an alternative to the
Transfer and Withdrawal payment limitations described in 4.02, 4.03, 404 and 4.05. If this provision is in effect, then Participant initiated Transfers and partial and full Withdrawals from the Fixed Plus Account IV are instead subject to the following restrictions and limitations:
(a) Transfers between Investment Options offered under the Contract are allowed at any time, subject to the following provisions:
(i) Direct Transfers from the Fixed Plus Account IV cannot be made to a Competing
Investment Option;
(ii) A Transfer from the Fixed Plus Account IV to other Investment Options under the
Contract cannot be made if a Transfer to a Competing Investment Option has taken place within 90 days;
(iii) A Transfer from the Fixed Plus Account IV to other Investment Options under the
Contract cannot be made if a non-benefit Withdrawal from a non-Competing
Investment Option has taken place within 90 days; and
(iv) A Transfer from a non-Competing Investment Option to a Competing Investment
Option cannot be made if a Transfer from the Fixed Plus Account IV has taken place within 90 days.
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(b)	Withdrawals from the Contract are subject to the following restrictions:

(i) Withdrawals from the Fixed Plus Account IV or any other Investment Option offered under the Contract to pay benefits are allowed at any time;

(ii) Non-benefit Withdrawals from the Fixed Plus Account IV cannot be made; and

(iii) Non-benefit Withdrawals from non-Competing Investment Options under the Contract cannot be made if a Transfer from the Fixed Plus Account IV has taken place within
90 days.

For purposes of this Equity Wash Restrictions and Limitations Option provision, "benefits" are payments to
Participants under the terms of the Plan as allowed by the Code for any of the following reasons: retirement, death, in-service Withdrawals after age 59 1/2, separation from service (not including a severance from employment that would not otherwise qualify as a separation from service), financial hardship, unforeseeable emergency, in-service distribution, loans and distributions under a SDO (see 6.08). The Contract Holder or
Participant, as applicable, must supply documentation acceptable to us to support requests for all such benefit payments.

5.	The following is added to the 6.02 Withdrawals Section:

In the case of a Contract Holder's request for withdrawal which in turn impacts any portion of a Participant's
Account value which may be subject to the Contract's Equity Wash Restrictions and Limitations provision, if any successor investment provider cannot administer such provisions, then the Company reserves the right to delay payment of the impacted amount for 90 days.

Endorsed and made part of the Contract and the Certificate, if applicable, on the Effective Date of the Contract and
Certificate.

/s/ Catherine H. Smith

President
ING Life Insurance and Annuity Company

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